Exhibit 99.2

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Financial Position

June 30, 2019 and 2018

		Yen (millions)
	Note	June 30, 2019	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	5	¥1,816	¥1,234
Trade and other receivables	6	3,531	4,074
Inventories	9	2,706	2,412
Other current financial assets	8	5	16
Other current assets	7	60	88
Total current assets		8,118	7,824
Non-current assets:
Financial assets	8	250	278
Property, plant and equipment	10	1,468	1,519
Intangible assets	11	140	125
Deferred tax assets	22	264	243
Other non-current assets	7	252	244
Total non-current assets		2,374	2,409
Total assets		¥10,492	¥10,233
Liabilities and Equity
Current liabilities:
Trade and other payables	12	¥2,198	¥2,069
Financial liabilities (current)	13	2	497
Accrued expenses		87	86
Income taxes payable	22	336	81
Provisions	14	39	34
Other current liabilities	15	187	169
Total current liabilities		2,849	2,936
Non-current liabilities:
Financial liabilities (non-current)	13	7	0
Retirement benefit liability	16	712	764
Provisions	14	38	31
Deferred tax liabilities	22	141	134
Other non-current liabilities		61	19
Total non-current liabilities		959	948
Total liabilities		3,808	3,884
Equity:
Common stock		50	50
Legal Reserves		86	69
Retained earnings		6,853	6,319
Accumulated Other Comprehensive Income	17	(305)	(89)
Total equity		6,684	6,349
Total liabilities and equity		¥10,492	¥10,233

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

Years ended June 30, 2019, 2018 and 2017

		Yen (millions)
		For the year ended June 30,
	Note	2019	2018	2017
Sales revenue	18	¥9,727	¥10,455	¥11,639
Cost of sales		5,860	6,591	7,053
Gross Profit		3,867	3,864	4,586

Selling, general and administrative expenses	19	1,519	1,489	1,374
Research and development expenses	20	403	363	312
Other income		39	37	43
Other expenses		25	16	14
Operating profit		1,959	2,033	2,929

Finance income and finance costs:
Interest income	21	11	10	9
Interest expense	21	(7)	(13)	(3)
Other finance income net of other finance expenses	21	35	41	26
Net finance income (expenses)		39	38	32

Profit before income taxes		1,998	2,071	2,961

Income tax expense	22	624	597	798

Profit for the year		¥1,374	¥1,474	¥2,163

Profit for the year attributable to:
Shareholders of the Company		¥1,374	¥1,474	¥2,163

Basic and diluted earnings per share (units: 1 JPY)	23	¥13,742	¥14,745	¥21,635

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

Years ended June 30, 2019, 2018 and 2017

		Yen (millions)
		For the year ended June 30,
	Note	2019	2018	2017
Profit for the year		¥1,374	¥1,474	¥2,163
Other comprehensive income, net of tax:
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit plans	17	(26)	(9)	(4)
Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations	17	(190)	(2)	204
Total other comprehensive income, net of tax		(216)	(11)	200

Comprehensive income for the year		¥1,158	¥1,463	¥2,363
Comprehensive income for the year attributable to:
Shareholders of the Company		¥1,158	¥1,463	¥2,363

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

Years ended June 30, 2019, 2018 and 2017

	Equity
	Common stock	Legal Reserves	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
Balance as of June 30, 2016	¥50	¥47	¥4,204	¥(278)	¥4,023
Comprehensive income for the year
Profit for the year			2,163		2,163
Other comprehensive income, net of tax			—	200	200
Total comprehensive income for the year			2,163	200	2,363
Transfers to legal reserves		8	(8)		—
Dividends paid			(300)		(300)
Balance as of June 30, 2017	¥50	¥55	¥6,059	¥(78)	¥6,086
Comprehensive income for the year
Profit for the year			1,474		1,474
Other comprehensive income, net of tax			—	(11)	(11)
Total comprehensive income for the year			1,474	(11)	1,463
Transfers to legal reserves		14	(14)		—
Dividends paid			(1,200)		(1,200)
Balance as of June 30, 2018	¥50	¥69	¥6,319	¥(89)	¥6,349
Comprehensive income for the year
Profit for the year			1,374		1,374
Other comprehensive income, net of tax				(216)	(216)
Total comprehensive income for the year			1,374	(216)	1,158
Transfers to legal reserves		17	(17)		—
Dividends paid			(823)		(823)
Balance as of June 30, 2019	50	86	6,853	(305)	6,684

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended June 30, 2019, 2018 and 2017

		Yen (millions)
		For the year ended June 30,
	Note	2019	2018	2017
Cash flows from operating activities:
Profit before income taxes		¥1,998	¥2,071	¥2,961
Depreciation and amortization		214	177	133
Finance income and finance costs, net		75	107	(196)
Changes in Trade and other receivables		505	(797)	(637)
Changes in Inventories		(369)	172	(522)
Changes in Trade and other payables		81	(146)	566
Changes in Provisions and retirement benefit liabilities		(21)	(37)	64
Changes in Other assets and liabilities		47	(27)	(34)
Other, net		9	4	3
Interest received		11	10	10
Interest paid		(6)	(12)	(3)
Income taxes paid		(455)	(1,181)	(387)
Net cash provided by operating activities		2,089	341	1,959
Cash flows from investing activities:
Payments for additions to property, plant and equipment	10	(125)	(674)	(400)
Payments for additions to intangible assets		(28)	(10)	(14)
Payments for insurance contract assets		(43)	(51)	(38)
Payments from cancellation of insurance contracts		32	22	36
Payments for acquisitions of other financial assets		(15)	(18)	(25)
Proceeds from sales and redemptions of other financial assets		38	13	145
Other, net		(1)	—	—
Net cash used in investing activities		(142)	(718)	(296)
Cash flows from financing activities:
Proceeds from short-term financial liabilities	13	400	1,253	350
Repayments of short-term financial liabilities	13	(892)	(951)	(250)
Payment for lease obligation		(2)	(2)	(2)
Dividends paid		(823)	(1,200)	(300)
Net cash used in financing activities		(1,317)	(900)	(202)
Effect of exchange rate changes on cash and cash equivalents		(48)	6	114
Net change in cash and cash equivalents		582	(1,271)	1,575
Cash and cash equivalents at beginning of year		1,234	2,505	930
Cash and cash equivalents at end of year	5	¥1,816	¥1,234	¥2,505

ULVAC CRYOGENICS INCORPORATED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.    Reporting Entity

ULVAC CRYOGENICS INCORPORATED (the "Company") is a private company domiciled in Japan. The Company is owned equally by ULVAC, Inc. in Japan and Brooks Automation, Inc. in the United States of America. The Company designs, manufactures and sells cryopumps as well as providing maintenance services. These financial statements are consolidated financial statements for the group consisting of the Company and its subsidiaries (collectively, the "Group").

2.    Basis of Preparation

(1)  Compliance with International Financial Reporting Standards

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRSs"), as issued by the International Accounting Standards Board ("IASB"). The term "IFRSs" also includes International Accounting Standards (IASs) and the related interpretations of the interpretations committees.

The accompanying consolidated financial statements of the Group have been prepared in accordance with IFRSs. Pursuant to a guidance (section 6400) of U.S. Securities and Exchange Commission ("SEC"), we are required to disclose reconciliation of IFRSs to generally accepted accounting principles in the United States ("US GAAP").

(2)  Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for certain assets and liabilities separately stated in note 3.

(3)  Functional Currency and Presentation Currency

The consolidated financial statements are presented in Japanese yen, which is the functional currency of the Company. All financial information presented in Japanese yen has been rounded to the nearest million Japanese yen, except when otherwise indicated.

(4)  Early Adoption of New Accounting Standards and Interpretations

The Group does not apply new accounting standards until they are required for adoption under international financial accounting standards.

(5)  New Accounting Standards and Interpretations Not Yet Adopted

New or amended standards and interpretations that have been issued as of the date of approval of the consolidated financial statements but are not effective and have not yet been adopted by the Group as of June 30, 2019 are as follows.

The Company is currently evaluating the impact of adoption of these standards and interpretations on the Company’s consolidated financial statements.

Standards and interpretations	Mandatory adoption (from fiscal years beginning on or after)	Reporting periods in which the Group is scheduled to adopt the standards	Overview of new or amended standards and interpretations
IFRS 16 Leases	January 1, 2019	Fiscal year ending June 30, 2020

New standard applied in accounting and disclosure for recognition of leases, which supersedes current standards of recognition of leases such as IAS17, Leases and IFRIC 4, Determination Whether an Arrangement Contains a Lease. The core principle in this standard is that a lessee is required to recognize right-of-use assets that representing its right to use the underlying leased asset for the lease term and lease liabilities representing payments made by a lessee to lessor relating to the underlying right-of-use assets during the lease term at the commencement date, regardless of classification of finance or operating lease.

1)  IFRS 16 "Leases"

The Company will adopt IFRS 16 "Leases" from the fiscal year ending June 30, 2020. The Company is currently evaluating the potential impacts to the Group’s results of operations or financial positions.

(6)  Use of Estimates and Judgments

The preparation of the consolidated financial statements in accordance with IFRSs requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amount of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about judgments that have been made in the process of applying accounting policies and that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•	Scope of subsidiaries (notes 3(a))
•	Accounting for contracts including lease (note 3(g))
•	Revenue recognition (note 3(1))

Information about accounting estimates and assumptions that have significant effects on the amounts reported in the consolidated financial statements is as follows:

•	Measurement of net defined benefit liabilities (assets) (note 15)
•	Financial instruments (note 8 and 13)

3.    Significant Accounting Policies

(1)  Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries which are directly or indirectly controlled by the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company controls an entity when the Company is exposed or has rights to variable returns from involvement with the entity, and has the ability to affect those returns by using its power, which is the current ability to direct the relevant activities, over the entity. To determine whether or not the Company controls an entity, status of voting rights or similar rights, contractual agreements and other specific factors are taken into consideration.

The financial statements of subsidiaries are included in the consolidated financial statements from the date when the control is obtained until the date when the control is lost. The financial statements of subsidiaries have been adjusted in order to ensure consistency with the accounting policies adopted by the Company as necessary.

(2)  Foreign Currency Translations

1)  Foreign currency transactions

Foreign currency transactions are translated into the respective functional currencies at the exchange rates prevailing when such transactions occur. All foreign currency receivables and payables are translated into the respective functional currencies at the applicable exchange rates at the end of the reporting period. Gains or losses on exchange differences arising on settlement of foreign currency receivables and payables or on their translations at the end of the reporting date are recognized in profit or loss and they are included in finance income and finance costs-other, net in the consolidated statements of income, unless any gains or losses are recognized in other comprehensive income.

2)  Foreign operations

All assets and liabilities of foreign subsidiaries (collectively "foreign operation"), which use a functional currency other than Japanese yen, are translated into Japanese yen at the exchange rates at the end of the reporting period. All revenues and expenses of foreign operation are translated into Japanese yen at the average exchange rate for the period. Exchange differences arising from translation are recognized in other comprehensive income and accumulated in other components of equity in the consolidated statements of financial position.

(3)  Financial Instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and a financial liability or equity security of another entity. When the Group becomes a party to the contractual provision of a financial instrument, the financial instrument is recognized either as a financial asset or as a financial liability in accordance with the principles of IFRS 9. When the Group purchases or sells a financial asset, the financial asset is recognized or derecognized at the trade date.

In accordance with the transitional provisions of amended IFRS 9, the Company has applied this standard retrospectively to financial assets and liabilities held as of the date of initial application (July 1, 2018) and recognize the cumulative effect of applying the standard as an adjustment to the opening retained earnings at the date of initial application. Accordingly, comparative information for the fiscal year ended June 30, 2018 is not restated. Instead, the Company has assessed the effect of applying amended IFRS9 as a comparison between the reported results under the new standards and those that would have been reported under IAS39 and related Interpretations that were in effect before the change in the fiscal year ended June 30, 2019, and as a result the Company concluded that there is no significant effect of applying amended IFRS 9.

1)  Financial assets measured at amortized cost

The Group classifies financial assets other than derivatives as "financial assets measured at amortized cost". The Group determines the classification of financial assets upon initial recognition. Financial assets measured at amortized cost are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method.

(Receivables)

Trade receivables are classified as financial assets measured at amortized cost.

Allowance for doubtful accounts is a reserve for the impairment of trade receivables on the Consolidated Statements of Financial Position. Several factors are relied upon in developing the estimate for the allowance for doubtful accounts, including:

•	Historical information, such as general collection history;
•	Current customer information and events, such as extended delinquency, requests for restructuring and filings for bankruptcy;
•	Results of analyzing historical and current data; and
•	The overall macroeconomic environment.

The allowance includes two components: (1) specifically identified receivables that are reviewed for impairment objectively when, based on current information, the Group does not expect to collect the full amount due from the customer; and (2) an allowance for losses inherent in the remaining receivable portfolio based on historical activity and adjusting observable data for a group of financial assets to reflect current circumstances and adjusting observable data for a group of financial assets to reflect current circumstances.

(Loans)

Financial assets measured at amortized cost are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method. Loans are classified as current and non-current based on the underlying maturity date or expected recovery date. Loans are classified as current when they become due or expected to be collected within one year or less.

Long-term loan receivables are due from employees and the Group and outstanding amounts of long-term loan receivables shall be offset by lump-sum payment in their retirement, therefore risk of bad debt allowance was estimated at extremely low.

Financial assets are derecognized when the contractual rights to cash flows from the financial assets expire, or when the contractual rights to receive the cash flows from the financial assets are transferred and all risks and rewards of ownership of the financial assets are substantially transferred.

(Cash and cash equivalents)

Cash and cash equivalents consist of cash on hand, demand deposits, and short-term highly liquid investments that are readily convertible to known amounts of cash and are subject to insignificant risk of changes in value. The Group includes all highly liquid debt instruments with original maturities of three months or less in cash equivalents.

2)  Non-derivative financial liabilities

Financial liabilities other than derivatives are initially measured at their fair value, and are subsequently measured at amortized cost using the effective interest method.

Financial liabilities are derecognized, when the obligations specified in the contract are discharged, canceled or expired.

(4)  Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories includes purchase costs and conversion costs, and it is determined principally by using the average cost method calculated using the actual capacity utilization. Conversion cost includes an appropriate share of production overheads on the normal operation capacity. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(5)  Property, Plant and Equipment

Property, plant and equipment is measured based on the cost model and carried at its cost less accumulated depreciation and impairment losses.

Property, plant and equipment is initially measured at its cost. Subsequent expenditures on an item of property, plant and equipment acquired, are recognized in the carrying amount of the item, only when it is probable that the expenditure will generate a future economic benefit.

Depreciation of property, plant and equipment, except for land that is not subject to depreciation, is calculated on the straight-line method over the estimated useful life. The depreciable amount is the cost of the asset less the respective estimated residual values.

The estimated useful lives used in calculating depreciation of property, plant and equipment are mainly as follows:

•	Buildings and structures: 20 to 31 years
•	Machinery and vehicle: 3 to 17 years
•	Fixture and furniture: 2 to 20 years

The depreciation method, useful lives and residual values of property, plant and equipment are reviewed annually at each fiscal year end, and adjusted prospectively, if appropriate.

(6)  Intangible Assets

Intangible assets are measured based on the cost model and carried at their cost less accumulated amortization and impairment losses. Intangible assets are amortized using the straight-line method over their estimated useful lives. Intangible assets are mainly comprised of software for internal use and patents whose estimated useful lives are 5 years. The amortization method and useful lives of intangible assets are reviewed annually at each fiscal year end, and adjusted prospectively, if appropriate.

(Goodwill)

Goodwill arises as the result of business combinations where the fair value of the consideration transferred for an acquisition exceeds the fair value of the acquired assets and liabilities of the acquired entity. Goodwill is allocated to a cash generating unit that represents the lowest level at which the goodwill is monitored for internal management purposes, and that is not larger than an operating segment. The Company does not amortize goodwill in accordance with international accounting standards but a cash-generating unit to which goodwill has been allocated is tested for impairment annually, and whenever there is an indication that the unit may be impaired, by comparing the carrying amount of the unit, including the goodwill, with the recoverable amount of the unit. If the carrying amount of the unit exceeds the recoverable amount of the unit, the Company recognizes the impairment loss, first, by reducing the carrying amount of goodwill, and then other assets of the unit on the basis of the relative carrying amount of each asset in the unit. That reduction is an impairment loss.

(7)  Leases

An arrangement that is or contains a lease is determined based on the substance of the arrangement by assessment of whether the fulfillment of that arrangement depends on use of a specific asset or group of assets, and whether a right to use the asset is transferred under the arrangement.

When an arrangement is or contains a lease, the lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to the ownership, based on the substance of the arrangement. Leases other than finance lease are classified as operating lease.

(Lease as a lessee)

A leased asset and liability for the future lease payment under a finance lease are initially recognized at the lower of fair value of the leased asset or the present value of the minimum lease payments, each determined at inception of the lease. After the initial recognition, the leased asset is accounted for according to the accounting policies applied to the asset. Lease payments under a finance lease are apportioned between the finance cost and the reduction in the carrying amount of the liability. Lease payments under an operating lease are recognized as an expense on a straight-line basis over the lease term.

(8)  Impairment

At the end of the reporting period, the carrying amount of non-financial assets other than inventories and deferred tax assets (which are comprised mainly of equipment on operating leases, property, plant and equipment, and intangible assets) are assessed to determine whether or not there is any indication of impairment. If there is such an indication, the recoverable amount of such asset is estimated and compared with the carrying amount of the asset, as test of impairment.

The recoverable amount of an individual asset or cash-generating units is the higher of fair value less costs to sell and value in use. Value in use is determined as the present value of future cash flows expected to be derived from an asset or a cash-generating unit. A cash-generating unit is determined as the smallest identifiable group of assets that generate cash inflows which are largely independent of cash inflows from other assets or a group of assets. When it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is estimated.

When the carrying amount of an asset or a cash-generating unit exceeds the recoverable amount, the carrying amount is reduced to the recoverable amount and an impairment loss is recognized in profit or loss. An impairment loss for a cash-generating unit is allocated to the assets on the basis of the relative carrying amount of each asset in the unit.

An impairment loss recognized for an asset or a cash-generating unit in prior period is reversed, if there is any indication that the impairment loss may have decreased or may no longer exist, and when the recoverable amount of the asset exceeds the carrying amount. If this is the case, the carrying amount of the asset is increased to its recoverable amount, but the increased carrying amount does not exceed the carrying amount (net of depreciation or amortization) calculated on the basis that no impairment loss had occurred in the prior period.

(9)  Provisions

Provisions are recognized when the Group has present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

Provisions are measured based on the best estimate of expenditure required to settle the present obligation at the end of the reporting period. Where the effect of the time value of money is material, a provision is measured at the present value of the expenditures required to settle the obligation. In calculating the present value, a pre-tax rate that reflects current market assessment of the time value of money and the risks specific to the liability is used as the discount rate.

(10)  Employee Benefits

1)  Short-term employee benefits

For short-term employee benefits including salaries, bonuses and paid annual leave, when the employees render related services, the amounts expected to be paid in exchange for those services are recognized as expenses.

2)  Post-employment benefits

The Company and its subsidiaries have defined benefit plans.

(Defined benefit plans)

For defined benefit plans, the present value of defined benefit obligations less the fair value of plan assets is recognized as either liability or asset in the consolidated statements of financial position.

The present value of defined benefit obligations and service cost are principally determined for each plan using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds that is consistent with the currency and estimated term of the post-employment benefit obligation. Net interest on the net defined benefit liability (asset) for the reporting period is determined by multiplying the net defined benefit liability (asset) by the discount rate.

Past service cost defined as the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment is recognized in profit or loss upon occurrence of the plan amendment or curtailment.

The Group recognizes the difference arising from remeasurement of present value of the defined benefit obligation and the fair value of the plan asset in other comprehensive income when it is incurred.

(Retirement benefits for directors)

Previously, in order to prepare for the payments of retirement benefits for directors, the Company reserved the amount required to be paid based on the internal rules of the Company as an allowance for directors’ retirement benefits. At the general meeting of shareholders during this fiscal year, it was resolved to terminate the retirement benefits for directors. As a result, the allowance for directors’ retirement benefits of 43 million yen was reclassified to other non-current liabilities.

(11)  Equity

Common share issued by the Company is classified as equity, and the proceeds from issuance of common share are included in common stock.

(12)  Revenue Recognition

The Company has adopted IFRS15 "Revenue from Contracts with Customers" from the fiscal year ended June 30, 2019. In accordance with the transitional provisions of IFRS 15, the Company has applied this standard retrospectively to contracts that are not completed as of the date of initial application (July 1, 2018) and recognize the cumulative effect of applying the standard as an adjustment to the opening retained earnings at the date of initial application. Accordingly, comparative information for the fiscal year ended June 30, 2018 is not restated. Instead, the Company has assessed the effect of applying IFRS 15 as a comparison between the reported results under the new standards and those that would have been reported under IAS 11, IAS 18 and related Interpretations that were in effect before the change in the fiscal year ended June 30, 2019, as a result the Company concluded that there were no significant effect by applying IFRS15.

As result of applying IFRS 15, the Company recognizes and measures revenue by applying the following five steps in accordance with the principles of IFRS 15.

Step 1: Identifying the contract(s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The business of the Company is composed of Sale of products and Sale of services as described in following:

(Sale of products)

Revenue from the sale of products is recognized upon the transfer of control to the customer, which is generally upon delivery. Delivery is considered complete at either the time of shipment or arrival at destination, based on the agreed upon terms within the contract. The amount of revenue can be measured reliably by sales agreements and/or invoices issued after completion of sales of products and no element of financing is deemed present as the Company’s payment terms for the standard products are typically 30 to 60 days. A receivable is recognized when the products are delivered as this is the point in time that the consideration is unconditional because only the passage of time is required before the payment is due. To account for sales of products with rights of return, the Group recognizes refund liabilities for products expected to be returned by deducting revenues. Estimated amounts of the refund liabilities are calculated based on available information at the end of the each reporting periods. As the Group possesses rights to recover products from customers when products are returned, the rights are recognized as assets by the carrying amounts of the products less any expected costs to recover those products. The Group recognizes contract liabilities if the Group receives consideration from a customer for which the Company has an obligation to transfer products or services to a customer.

(Sale of services)

Revenue from rendering of services is recognized by satisfying the performance obligation by the reference to the stage of completion of service transactions as the services have been rendered and the amount of revenue can be measured reliably by service agreements and/or invoices issued after completion of rendering services. Service revenue is generally recognized ratably over time or on an output method, as the customer simultaneously receives and consumes the benefit of these services as they are performed. Payments related to service may be made up front or proportionally over the contract term. Payment due or received from the customers prior to rendering the associated services are recorded as a contract liability.

(13)  Income Taxes

Income tax expenses are presented as the aggregate amount of current taxes and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss, except for the tax arising from a transaction which is recognized either in other comprehensive income or directly in equity.

Current taxes are measured at the amount expected to be paid to (or recovered from) the taxation authorities in respect of the taxable profit (or tax loss) for the reporting period, using the tax rates and tax laws enacted or substantively enacted at the end of the reporting period.

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the carrying amount of assets or liabilities in the consolidated statements of financial position and the tax base of the assets or liabilities and carry-forward of unused tax losses and tax credits. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, unused tax losses, and unused tax credits can be utilized.

Deferred tax liabilities for taxable temporary differences related to investments in subsidiaries are not recognized to the extent that the Company is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future. Deferred tax assets for deductible temporary differences arising from investments in subsidiaries and affiliates, and interest in joint ventures are recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which they can be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the assets are realized or the liabilities are settled, based on the tax rates and tax laws enacted or substantively enacted at the end of the reporting period. The measurement of deferred tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the end of reporting period, to recover or settle the carrying amount of its assets and liabilities.

The Group reviews the carrying amount of deferred tax assets at the end of each reporting period, and reduces the carrying amount of deferred tax assets to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax assets to be utilized.

Deferred tax assets and deferred tax liabilities are offset, only when there is a legally enforceable right to offset current tax assets against current tax liabilities, and the same taxation authority levies income taxes either on the same taxable entity or on different taxable entity which intends either to settle current tax liabilities and assets on a net basis or to realize the assets and settle the liabilities simultaneously.

The Group recognizes the impact of tax positions in the consolidated financial statements, if any, based on the Group’s assessment of various factors including interpretations of tax law and prior experiences, when it is probable that the positions will be sustained upon examination by the taxation authorities. We believe that there is no impact of tax positions as of June 30, 2019 and 2018.

(14)  Earnings per Share

Basic earnings per share is calculated by dividing profit for the year attributable to shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share information is the same as earning per share information as the Company has not issued any potentially dilutive shares.

4.    Segment Information

The Group has one reportable segment based on the Group’s organizational structure and characteristics of products and services which is cryogenic vacuum pumps. Since the Company is not listed on any stock exchange markets, segment information is not required to disclose and description thereof is omitted.

5.    Cash and Cash Equivalents

Cash and cash equivalents as of June 30, 2019 and 2018 consist of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Cash and deposits	¥1,816	¥1,234
Total	¥1,816	¥1,234

*1   Fair value of cash and cash equivalent was estimated as approximately the value of their carrying amount and thus description of fair value of cash and cash equivalents was omitted.

6.    Trade and Other Receivables

Trade and other receivables as of June 30, 2019 and 2018 consist of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Trade accounts and notes receivable
Notes receivable	¥97	¥182
Accounts receivable	1,359	2,240
Electronically recorded monetary claims-receivables *1	2,093	1,671
Allowance for doubtful accounts	(18)	(19)
Total	¥3,531	¥4,074

Fair value of trade and other receivables was estimated as approximately the value of their carrying amount and thus description of fair value of trade and other receivables was omitted.

*1   Electronically recorded monetary claims-receivables are a means of settlement that have been created for the purpose of facilitating business operations’ financing activities by resolving the issues facing bills/notes receivable and nominative claims.

The description of the rights to claims is determined by entering an electronic record in the registry managed by an electronic monetary claim recording institution.

The changes in the allowance for doubtful accounts for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Balance at beginning of year	¥(19)	¥(60)	¥(45)
Provision	4	41	(13)
Charge-offs	—	—	—
Exchange differences on translating foreign operations	(3)	(0)	(2)
Balance at end of year	¥(18)	¥(19)	¥(60)

7.     Other current and non-current assets

Other current and non-current assets as of June 30, 2019 and 2018 consisted of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Advance payment	¥27	¥59
Prepaid expense	38	51
Insurance contract assets	233	222
Other	14	0
Total	¥312	¥332
Current assets	¥60	¥88
Non-current assets	252	244
Total	¥312	¥332

8.    Other current financial assets and financial assets

Other current financial assets and financial assets as of June 30, 2019 and 2018 consist of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Guarantee deposits	¥184	¥205
Long-term loan receivables	65	73
Others	6	16
Total	¥255	¥294
Current assets	¥5	¥16
Non-current assets	250	278
Total	¥255	¥294

Guarantee deposits are initially measured at fair value and are subsequently measured at amortized cost using the effective interest method. These fair values were estimated close to their carrying amounts as approximate value. Other financial assets are measured at amortized cost.

Long-term loan receivables are due from employees and outstanding amounts of long-term loan receivables shall be offset by lump-sum payment in their retirement, therefore risk of bad debt allowance was estimated to be extremely low.

(Fair value of financial assets)

Material differences between carrying amount and fair value are identified only for the following assets:

	Yen (millions)
	June 30, 2019	June 30, 2018
Guarantee deposits
Carrying amount	¥184	¥205
Fair value	¥180	¥201
Long-term loan receivable
Carrying amount	¥65	¥73
Fair value	¥67	¥74

Fair value of financial assets was classified to level 3 of fair value hierarchy. Fair value was measured by discounting future cash flow from a contract of each financial asset. The discount rate was calculated by adopting capital asset pricing model which measured interest rates of profit before tax reflecting inherent risks specific for each financial asset and current market value as time value of money.

9.    Inventories

Inventories as of June 30, 2019 and 2018 consist of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Finished goods	¥539	¥515
Work in process	624	510
Raw materials	1,543	1,387
Total	¥2,706	¥2,412

Amounts reclassified to cost of goods sold from acquisition costs of inventories were ¥4,373 million, ¥4,925 million and ¥6,035 million for the years ended June 30, 2019, 2018 and 2017 respectively. In addition, the amount of write-down of inventories recognized as an expense for the years ended June 30, 2019, 2018 and 2017 were ¥26 million, ¥24 million and ¥25 million respectively.

10.    Property, Plant and Equipment

The changes in cost, accumulated depreciation and impairment losses, and the carrying amounts of property, plant and equipment for the years ended June 30, 2019, 2018 and 2017 are as follows:

(Cost)

	Yen (millions)
	Buildings and structures	Machinery and vehicles	Fixture and furniture	Construction in progress	Total
Balance as of June 30, 2016	¥596	¥1,200	¥493	¥12	¥2,301
Additions *1	43	204	70	82	399
Reclassification	—	12	1	(12)	1
Disposal	(22)	(21)	(54)	—	(97)
Exchange differences on translating foreign operations	31	46	17	2	96
Balance as of June 30, 2017	¥648	¥1,441	¥527	¥84	¥2,700
Additions *1	458	158	63	1	679
Reclassification	—	86	—	(86)	—
Disposal	(64)	(30)	(20)	—	(114)
Exchange differences on translating foreign operations	(3)	10	3	2	12
Balance as of June 30, 2018	¥1,039	¥1,665	¥572	¥1	¥3,277
Additions *1	25	129	61	3	218
Reclassification	—	—	—	(1)	(1)
Disposal	(4)	(58)	(20)	—	(82)
Exchange differences on translating foreign operations	(43)	94	(13)	—	(150)
Balance as of June 30, 2019	¥1,017	¥1,642	¥600	¥3	¥3,262

*1   Addition of property, plant and equipment included increase of other accounts payable related to facilities for the year ended June 30, 2019, 2018 and 2017.

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Increase of other accounts payable related to facilities	¥84	¥5	¥—
Total	¥84	¥5	¥—

(Accumulated depreciation and impairment losses)

	Yen (millions)
	Buildings and structures	Machinery and vehicles	Fixture and furniture	Construction in progress	Total
Balance as of June 30, 2016	¥(299)	¥(865)	¥(411)	¥—	¥(1,575)
Depreciation *2	(21)	(71)	(37)	—	(129)
Disposal	20	8	53	—	81
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	(10)	(33)	(13)	—	(56)
Other	—	(2)	—	—	(2)
Balance as of June 30, 2017	¥(310)	¥(963)	¥(408)	¥—	¥(1,681)
Depreciation *2	(26)	(104)	(43)	—	(173)
Disposal	64	27	20	—	111
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	(4)	(3)	(4)	—	(11)
Other	(1)	(3)	(0)	—	(4)
Balance as of June 30, 2018	¥(278)	¥(1,045)	¥(435)	¥—	¥(1,758)
Depreciation *2	(41)	(116)	(46)	—	(203)
Disposal	3	49	19	—	71
Impairment losses	—	—	—	—	—
Exchange differences on translating foreign operations	10	79	8	—	97
Other	—	—	—	—	—
Balance as of June 30, 2019	¥(306)	¥(1,033)	¥(454)	¥—	¥(1,794)

*2   Depreciation expenses were accounted for as cost of sales which was ¥144 million, ¥122 million and ¥91 million, as selling, general and administrative expenses which were ¥42 million, ¥36 million and ¥28 million, and as research and development expenses which were ¥17 million, ¥15 million and ¥10 million for the year ended June 30, 2019, 2018 and 2017, respectively.

(Carrying amount)

	Yen (millions)
	Buildings and structures	Machinery and vehicles	Fixture and furniture	Construction in progress	Total
Balance as of June 30, 2017	¥338	¥478	¥119	¥84	¥1,019
Balance as of June 30, 2018	¥761	¥620	¥137	¥1	¥1,519
Balance as of June 30, 2019	¥711	¥607	¥146	¥3	¥1,468

11.   Intangible Assets

(1)  Increase and decrease of intangible assets

The changes in cost, accumulated amortization and impairment losses, and carrying amounts of intangible assets for the years ended June 30, 2019, 2018 and 2017 are as follows:

(Cost)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of June 30, 2016	¥74	¥42	¥15	¥27	¥158
Additions	—	7	7	—	14
Exchange differences on translating foreign operations	—	—	—	(3)	(3)
Other	—	—	—	6	6
Balance as of June 30, 2017	¥74	¥49	¥22	¥30	¥175
Additions	—	8	—	2	10
Sales or disposal	—	(1)	—	—	(1)
Exchange differences on translating foreign operations	—	2	—	(2)	0
Other	—	—	—	—	—
Balance as of June 30, 2018	¥74	¥58	¥22	¥30	¥184
Additions	—	26	—	—	26
Sales or disposal	—	—	—	—	—
Exchange differences on translating foreign operations	—	1	—	(1)	(0)
Other	—	—	—	—	—
Balance as of June 30, 2019	¥74	¥85	¥22	¥29	¥210

(Accumulated amortization and impairment losses)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of June 30, 2016	¥—	¥(34)	¥(8)	¥0	¥(42)
Amortization *1	—	(2)	(4)	(2)	(8)
Exchange differences on translating foreign operations	—	0	—	—	0
Balance as of June 30, 2017	¥—	¥(36)	¥(12)	¥(2)	¥(50)
Amortization *1	—	(4)	(4)	(3)	(11)
Sales or disposal	—	1	—	—	1
Exchange differences on translating foreign operations	—	(1)	—	2	1
Balance as of June 30, 2018	¥—	¥(40)	¥(16)	¥(3)	¥(59)
Amortization *l	—	(6)	(1)	(2)	(9)
Sales or disposal	—	—	—	—	—
Exchange differences on translating foreign operations	—	(2)	—	—	(2)
Balance as of June 30, 2019	¥—	¥(48)	¥(17)	¥(5)	¥(70)

*1   Amortization expenses were accounted for as cost of sales which was ¥9 million and ¥11 million and ¥8 million for the year ended June 30, 2019, 2018 and 2017, respectively.

(Carrying amount)

	Yen (millions)
	Goodwill	Software	Patents	Other	Total
Balance as of June 30, 2017	¥74	¥13	¥10	¥28	¥125
Balance as of June 30, 2018	¥74	¥18	¥6	¥27	¥125
Balance as of June 30, 2019	¥74	¥37	¥5	¥24	¥140

(2)  Impairment test for goodwill

Goodwill was recognized when the Company acquired a cryostats (ultra-low temperature cooling devices) business from Iwatani Corporation in the year ended June 2014. Carrying amount of the goodwill was JPY74 million as of June 30, 2019 and 2018 and no impairment loss was recognized as a result of impairment test performed as of June 30, 2019, 2018 and 2017 respectively. The Company and its subsidiaries have only one business segment which is cryopumps business and three cash generating units are recognized for each group entities in line with the cryopumps business. A cash-generating unit to which goodwill has been allocated is tested for impairment annually, and whenever there is an indication that the unit may be impaired, by comparing the carrying amount of the unit, including the goodwill, with the recoverable amount of the unit. If the carrying amount of the unit exceeds the recoverable amount of the unit, the Company recognizes the impairment loss, first, by reducing the carrying amount of goodwill, and then other assets of the unit on the basis of the relative carrying amount of each asset in the unit. The recoverable amount was estimated by using value in use of the Company which was valued based on 5‑year future business plan approved by management reflecting historical experience and other information gathered from outside environments. As a result of the impairment test, the estimated recoverable amount was substantially excess over the carrying amount of the unit, therefore, management believed that there was no case where the value in use became less than the carrying amount of the unit.

12.  Trade and Other Payables

Trade and other payables are classified as financial liabilities measured at amortized cost.

Trade and other payables as of June 30, 2019 and 2018 consist of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Notes payable	¥1,405	¥1,262
Accounts payable	361	462
Other	432	345
Total	¥2,198	¥2,069

13.  Financial Liabilities

(1)  Financial liabilities as of June 30, 2019 and 2018 consist of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Current:
Short-term loans payable *1	¥—	¥495
Lease obligation	—	—
Subtotal	—	495
Reclassification from non—current liabilities (Current portion)	2	2
Total	¥2	¥497

*1   Short-term loans payable was held by the Company and its subsidiary. The Company and its subsidiary borrowed it from ULVAC Inc. for the purpose of working capital without any guarantee or collateral.

	Yen (millions)
	June 30, 2019	June 30, 2018
Non-Current:
Lease obligation	¥9	¥2
Subtotal	9	2
Reclassification to current liabilities (Current portion)	2	2
Total	¥7	¥0

Repayment schedule of short-term payable is as follows:

	Yen (millions)
	June 30, 2019	June 30, 2018	Date for repayment
Short-term loans payable	¥—	¥495	Within 1 year after the end of each fiscal year

The weighted average of interest rates for financial liabilities presented in current liabilities as of June 30, 2019 and 2018 are as follows:

	June 30, 2019	June 30, 2018
The Company
Short-term loans payable due to ULVAC Inc.	—%	2.09%

Finance lease obligations as of June 30, 2019 and 2018 are as follows:

	Yen (millions)
	June 30, 2019	June 30, 2018
Minimum lease payments
Within 1 year	¥2	¥2
1 year to 5 years	7	0
Carrying amount	¥9	¥2

The interest rate range and payment due date for financial liabilities presented in non-current liabilities (including reclassification to current liabilities) as of June 30, 2019 and 2018 are as follows:

	June 30, 2019	June 30, 2018
Lease obligation	Interest rate: 8.00% Due: 2019 – 2023	Interest rate: 8.00% Due: 2018 – 2020

Sensitivity analysis is omitted because both short-term loans and lease obligation are fixed interest liabilities.

(2)  Fair value of financial liabilities

Financial liabilities are classified as financial liabilities measured at amortized cost.

	Yen (millions)
	June 30, 2019	June 30, 2018
Short-term loans payable
Carrying amount	¥—	¥495
Fair value	¥—	¥491
Lease obligation (current)
Carrying amount	¥2	¥2
Fair value	¥2	¥2

	Yen (millions)
	June 30, 2019	June 30, 2018
Lease obligation (non-current)
Carrying amount	¥7	¥0
Fair value	¥5	¥0

Fair value of short-term loans payable and lease obligation was classified to level 3 of fair value hierarchy. Fair value was measured by discounting future cash flow from a contract of each financial liability. The discount rate was calculated by adopting capital asset pricing model which measured interest rates of profit before tax reflecting inherent risks specific for each financial liability and current market value as time value of money.

(3)  Changes in liabilities arising from financial activities

The components of increase and decrease in short-term loans payables are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Balance at beginning of year	495	200	100
Proceeds from borrowing	400	1,253	350
Repayment of short-term loan payable	(892)	(951)	(250)
Exchange difference of foreign operation	(3)	(7)	—
Balance at end of year	—	495	200

There are no outstanding balances of long-term loans payable or no material balances of lease obligations and long-term obligation to be disclosed, therefore a table of components of increase and decrease in such obligations is omitted.

14.  Provisions

The components of and changes in provisions for the year ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	Warranty liability	Total
Balance as of June 30, 2016	¥56	¥56
Provision	59	59
Amounts used	(50)	(50)
Exchange differences on translating foreign operations	1	1
Balance as of June 30, 2017	¥66	¥66
Provision	49	49
Amounts used	(55)	(55)
Exchange differences on translating foreign operations	5	5
Balance as of June 30, 2018	¥65	¥65
Provision	62	62
Amounts used	(49)	(49)
Exchange differences on translating foreign operations	(1)	(1)
Balance as of June 30, 2019	¥77	77

Current liabilities	39	39
Non-current liabilities	38	38
Total	¥77	77

The Company and its subsidiaries recognize provisions for product warranties to cover future product warranty expenses. Provisions for product warranty are recognized by estimating future expenditures based principally on historical experience of warranty claims.

15.  Other current liabilities

Other current liabilities as of June 30, 2019 and 2018 consisted of the following:

	Yen (millions)
	June 30, 2019	June 30, 2018
Consumption tax payable	¥96	¥35
Interest payable	1	—
Contract liabilities	9	—
Deposit received	59	108
Others	22	26
Total	¥187	¥169

16.  Employee Benefits

(1)  Employee Benefits

1)  Short-term employee benefits

For short-term employee benefits including salaries, bonuses, when the employees render related services, the amounts expected to be paid in exchange for those services are recognized as expenses.

2)  Post-employment benefits

The Group has various pension plans including defined benefit plans covering substantially all of their employees in Japan and certain employees in foreign countries. The Company and its subsidiaries provide defined benefit pension plans. The Company and some of its subsidiaries have retirement benefit plans as well as lump-sum retirement benefit plans, in which the amount of benefits is determined based on the level of salary, service years, and other factors.

(Defined benefit plans)

For defined benefit plans, the present value of defined benefit obligations less the fair value of plan assets is recognized as either liability or asset in the consolidated statements of financial position.

The present value of defined benefit obligations and service cost are principally determined for each plan using the projected unit credit method. The discount rate is determined by reference to market yields at the end of the reporting period on high quality corporate bonds that are ranked at least AA. Net interest on the net defined benefit liability (asset) for the reporting period is determined by multiplying the net defined benefit liability (asset) by the discount rate.

Past service cost defined as the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment is recognized in profit or loss upon occurrence of the plan amendment or curtailment.

The Company revised its defined benefit plans during the fiscal year ended June 30, 2015 and calculation method of retirement lump sum payment was revised. Before the revision, retirement lump sum payment was calculated based on salaries in employee’s retirement by multiplying a fixed factor under the policy. The revised retirement lump sum payments are calculated based on accumulation of points acquired every year for rendering services from employees. Under this point system of retirement benefit, the point for each employee is determined by considering factors such as length of service, functional classification, labor grade and position of the employee. Employees earn their points during their services and they receive retirement lump sum payment which is calculated based on their total points by multiplying unit payment per point.

(Contribution of plan assets)

Basic policy of contribution of plan assets adopted by the Company and its subsidiary is that the contributed plan assets can cover future employee benefits for services rendered by employees as well as employee benefits for services rendered in the past. Under the policy, the Company in Japan contributes plan assets within the extent of deductible amounts for tax purpose.

3)  Defined benefit obligations

The changes in present value of defined benefit obligations and fair value of plan assets of the Group and certain of its consolidated subsidiaries for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	For the year ended June 30,
	2019		2018		2017
	Japanese plans	Foreign plans	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Present value of defined benefit obligations:
Balance at beginning of year	¥891	190	¥857	¥177	¥796	¥131
Current service cost *2	177	92	241	86	262	68
Interest cost	3	5	3	4	1	3
Remeasurements *1	14	23	11	0	3	0
Benefits paid	(191)	(99)	(221)	(78)	(205)	(38)
Reclassification *3	(43)	—	—	—	—	—
Exchange differences on translating foreign operations	—	(11)	—	1	—	13
Balance at end of year	¥851	200	¥891	¥190	¥857	¥177
Fair value of plan assets:
Balance at beginning of year	¥179	138	¥159	¥132	¥142	¥88
Interest income	—	4	—	4	—	2
Actual return on plan assets, excluding interest income	—	(2)	—	(2)	—	—
Employer contributions	19	46	20	35	20	30
Benefits paid	—	(37)	(0)	(28)	(3)	0
Exchange differences on translating foreign operations	—	(8)	—	(3)	—	12
Balance at end of year	¥198	141	¥179	¥138	¥159	¥132
Net defined benefit liabilities	¥653	59	¥712	¥52	¥698	¥45

*1   Remeasurements arise primarily from changes in financial assumptions.

*2   Retirement benefits were accounted for as cost of sales which was ¥48 million, ¥51 million and ¥42 million for the year ended June 30, 2019, 2018 and 2017, respectively.

*3   The provision for directors’ retirement benefits, which was included in the retirement benefit liability, has been included in other non-current liabilities from this fiscal year because the amount has been fixed in accordance with termination of the retirement plan.

4)  Fair value of plan assets

The fair value of the Japanese and foreign pension plan assets by asset category as of June 30, 2019 and 2018 are as follows:

	June 30, 2019			June 30, 2018
	Japan		Foreign	Japan	Foreign
Active market with a quoted market price:
Cash and cash equivalents		¥—	¥—	¥—	¥0
Bonds		—	107	—	102
Equity securities		—	34	—	36
Others		—	—	—	—
Total		¥—	¥141	¥—	¥138

Non-active market:
Cash and cash equivalents		¥—	¥—	¥—	¥—
Bonds		—	—	—	—
Equity securities		—	—	—	—
Others *1,2		198	—	179	—
Total		¥198	¥—	¥179	¥—

Total plan assets:
Cash and cash equivalents	¥		¥—	¥—	¥0
Bonds			107	—	102
Equity securities			34	—	36
Others		198	—	179	—
Total		¥198	¥141	¥179	¥138

*1   Fair value of plan assets belonging to the Company in Japan was included in other which was contributed to a financial institution named as Smaller Enterprise Retirement Allowance Mutual Aid.

*2   Other pension assets held by the Japan entity are financial assets which are managed by financial institutions as loan receivables.

5)  Actuarial assumptions

The significant actuarial assumptions used to determine the present value of defined benefit obligations as of June 30, 2019 and 2018 are as follows:

	June 30, 2019		June 30, 2018
	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Discount rate	0.33%	2.17%	0.49%	3.09%
Rate of salary increase	3.00%	5.00%	3.20%	5.00%

6)  Sensitivity analysis

The effects on defined benefit obligations of 0.25% increase or decrease in the discount rate as of June 30, 2019 and 2018 are as follows:

	June 30, 2019		June 30, 2018
	Japan	Foreign	Japan	Foreign
0.25% decrease	14 increase	6 increase	12 increase	5 increase
0.25% increase	13 decrease	5 decrease	12 decrease	4 decrease

The effects on defined benefit obligations of 0.25% increase or decrease in rate of salary increase as of June 30, 2019 and 2018 are as follows:

	June 30, 2019		June 30, 2018
	Japan	Foreign	Japan	Foreign
0.25% decrease	7 decrease	5 decrease	6 decrease	4 decrease
0.25% increase	8 increase	6 increase	6 increase	5 increase

This sensitivity analysis shows changes in defined benefit obligations as of June 30, 2019 and 2018, as a result of changes in actuarial assumptions that the Group can reasonably assume. This analysis is based on provisional calculations, and thus actual results may differ from the analysis.

7)  Cash flow

The weighted average duration of defined benefit obligations as of June 30, 2019 and 2018 are as follows:

	June 30, 2019		June 30, 2018
	Japanese plans	Foreign plans	Japanese plans	Foreign plans
Weighted average duration of defined benefit obligations	9.5 years	11.3 years	9.3 years	9.6 years

The Group expects to contribute approximately ¥53 million to its defined benefit plans for the year ending June 30, 2020.

(2)  Personnel Expenses

Personnel expenses included in the consolidated statements of income for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Personnel expenses	¥1,751	¥1,746	¥1,634

Personnel expenses include salaries, bonuses, social security expenses and expenses related to post-employment benefits. Those expenses were accounted for as cost of sales, as selling, general and administrative expenses and as research and development expenses.

17.  Equity

(1)  Management of Capital

The Company’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence, and to sustain future development of the business. In order to achieve this, the Company finances its operations through equity financing from ULVAC, Inc. and Brooks Automation, Inc. and debt financing from ULVAC, Inc.

Financial liabilities and equity of the Group as of June 30, 2019 and 2018 are as follows:

	Yen (millions)
	June 30, 2019	June 30, 2018
Debt financing from ULVAC, Inc.	¥—	¥495
Equity	¥6,684	¥6,349

(2)  Common Stock

The Company’s total number of shares authorized as of June 30, 2019 and 2018 are as follows:

	Shares
	June 30, 2019	June 30, 2018
Total number of authorized shares
Balance at end of year	400,000	400,000
Common shares, no par value	400,000	400,000

All of the issued shares as of June 30, 2019 and 2018 have been paid in full.

The Company’s total number of shares issued for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Shares
	For the year ended June 30,
	2019	2018	2017
Total number of issued shares
Balance at beginning of year	100,000	100,000	100,000
Changes during the year	—	—	—
Balance at end of year	100,000	100,000	100,000

(3)  Retained Earnings and Legal Reserves

Retained earnings and legal reserves consist of accumulated earnings. The Companies Act of Japan provides that earnings in an amount equal to 10% of cash dividends from retained earnings shall be appropriated as a capital reserve or a legal reserve on the date of distribution of retained earnings until an aggregated amount of capital reserve and legal reserve equals 25% of common stock. Legal reserves may be used upon approval of the General Meeting of Shareholders. Certain foreign consolidated subsidiaries are also required to appropriate their earnings under the laws of respective countries.

(4)  Accumulated Other Comprehensive Income

The changes in Accumulated Other Comprehensive Income for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	Remeasurements of defined benefit plans	Exchange differences on translating foreign operations	Total
Balance as of July 1, 2016	¥(43)	¥(235)	¥(278)
Adjustment during the year	(3)	203	200
Balance as of June 30, 2017	¥(46)	¥(32)	¥(78)
Adjustment during the year	(9)	(2)	(11)
Balance as of June 30, 2018	¥(55)	¥(34)	¥(89)
Adjustment during the year	(26)	(190)	(216)
Balance as of June 30, 2019	¥(81)	¥(224)	¥(305)

(5)  Other Comprehensive Income

Each component of other comprehensive income and related tax effect including non-controlling interests for the years ended June 30, 2019 and 2018, 2017 are as follows:

For the year ended June 30, 2019

	Yen (millions)
	Before tax	Tax benefit (expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(33)	7	(26))
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	(190)	—	(190))
Total other comprehensive income	¥(223)	7	(216))

For the year ended June 30, 2018

	Yen (millions)
	Before tax	Tax benefit (expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(13)	¥4	¥(9))
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	(2)	—	(2)
Total other comprehensive income	¥(15)	¥4	¥(11)

For the year ended June 30, 2017

	Yen (millions)
	Before tax	Tax benefit (expenses)	Net of tax
Items that will not be reclassified to profit or loss:
Remeasurements of defined benefit plans	¥(4)	¥1	¥(3))
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	203	—	203
Total other comprehensive income	¥199	¥1	¥200

(6)  Dividends from Retained Earnings

The Company distributes retained earnings within the available amount calculated in accordance with the Companies Act of Japan. The amount of retained earnings available for distribution is calculated based on the amount of retained earnings recorded in the Company’s non-consolidated accounting records prepared in accordance with accounting principles generally accepted in Japan.

1)  Dividend payout

The amounts recognized as dividends of retained earnings for the years ended June 30, 2019, 2018 and 2017 are as follows:

For the year ended June 30, 2019
Type of shares	Common shares
Total amount of dividends	823,000,000 yen
Dividend per share	8,230 yen
Record date	June 30, 2018
Declaration date	September 19, 2018

For the year ended June 30, 2018
Type of shares	Common shares
Total amount of dividends	1,200,000,000 yen
Dividend per share	12,000 yen
Record date	June 30, 2017
Declaration date	September 14, 2017

For the year ended June 30, 2017
Type of shares	Common shares
Total amount of dividends	300,000,000 yen
Dividend per share	3,000 yen
Record date	June 30, 2016
Declaration date	September 14, 2016

2)  Dividends payable of which record date was in the year ended June 30, 2019, effective after the period

Type of shares	Common shares
Total amount of dividends	825,000,000 yen
Dividend per share	8,250 yen
Record date	June 30, 2019
Declaration date	September 19, 2019

Subsequent to June 30, 2019, dividends payable for the record date June 30, 2019 passed a resolution at the Company’s shareholder meeting on September 19, 2019. These dividends will be recorded in the fiscal year ending June 30, 2020.

18.  Sales Revenue

(1)  Disaggregation of revenue from contracts with customers

Significant amounts of revenues of the Group are revenue from contracts with customers, and based on the facts and circumstances unique to the contracts with customers, the revenues are sorted and categorized by types of transactions such as sales of products and sales of services.

Sales revenue for the years ended June 30, 2019, 2018 and 2017 consists of the following:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Sales of products	¥9,231	¥9,883	¥10,994
Maintenance and other related services	496	572	645
Total	¥9,727	¥10,455	¥11,639

Sales by products are not disclosed because the sales amount by products are not disclosed outside the financial statements or are not regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to each product line or assess their performance.

Sales revenue by location for the years ended June 30, 2019, 2018 and 2017 consist of the following:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Japan	¥5,781	¥4,555	¥4,655
China	910	903	506
Korea	2,266	4,090	5,889
Taiwan	548	645	384
Singapore	33	77	48
Malaysia	12	8	8
Thai	58	71	68
United States of America	109	83	49
Germany	5	17	24
Others	5	6	8
Total	¥9,727	¥10,455	¥11,639

(2)  Contract balances

The Group recognizes no contract assets since there is no transaction which brings the Group right to consideration in exchange for goods or services the Group has transferred to a customer, that is conditional on something other than the passage of time. On the other hand, contract liabilities are recognized for prepayment received from customers.

The balances of contract liabilities with customers were ¥9 million and nil as of June 30, 2019 and July 1, 2018 respectively and the balance is included and presented as Other current liabilities. Please see Note 15.

There was no significant change in contract liabilities in the current year.

(3)  Transaction price allocated to remaining performance obligation

There were no contracts with a service period of more than one year. The amount of transaction consideration allocated to remaining performance obligations as of June 30, 2019 was immaterial.

19.  Selling, general and administrative expenses

Selling, general and administrative expenses for the year ended June 30, 2019, 2018 and 2017 respectively are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Salaries and bonuses	¥583	¥605	¥537
Service charges	418	377	367
Executive salaries and bonuses	133	99	85
Travel expenses	63	66	59
Retirement benefits	41	48	55
Rent	47	46	42
Advertising	30	58	33
Meals and entertainment	32	47	29
Depreciation and amortization	41	36	28
Communication and shipping expenses	17	31	25
Office supplies	18	27	17
Utilities	21	20	17
Repairs and maintenance	10	8	14
Insurance	13	16	13
Local taxes	11	12	12
Other expenses	41	(7)	41
Total	¥1,519	¥1,489	¥1,374

20.  Research and development expenses

Research and development expenses for the year ended June 30, 2019, 2018 and 2017 respectively are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Salaries and bonuses	¥176	¥161	¥147
Retirement benefits	8	9	9
Rent	17	16	15
Depreciation and amortization	17	15	10
Office supplies	11	9	8
Other expenses	174	153	123
Total	¥403	¥363	¥312

21.  Finance Income and Finance Costs

Finance income and finance costs for the years ended June 30, 2019, 2018 and 2017 consist of the following:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Interest income:
Financial assets not at fair value through profit or loss	¥11	¥10	¥9
Interest expense:
Financial liabilities not at fair value through profit or loss	7	13	3
Other, net:
Gains (losses) on foreign exchange	35	41	26
Total	¥39	¥38	¥32

22.  Income Taxes

(1)  Income Tax Expense

Profit before income taxes and income tax expense for the years ended June 30, 2019 consists of the following:

	For the year ended June 30, 2019
	Japan	Foreign	Total
Profit (loss) before income taxes	¥1,854	¥144	¥1,998
Income tax expense (benefit):
Current taxes	498	139	637
Deferred taxes	(12)	(1)	(13)
Total	¥486	¥138	¥624

Profit before income taxes and income tax expense for the years ended June 30, 2018 consists of the following:

	For the year ended June 30, 2018
	Japan	Foreign	Total
Profit (loss) before income taxes	¥682	¥1,389	¥2,071
Income tax expense (benefit):
Current taxes	307	224	531
Deferred taxes	64	2	66
Total	¥371	¥226	¥597

Profit before income taxes and income tax expense for the years ended June 30, 2017 consists of the following:

	For the year ended June 30, 2017
	Japan	Foreign	Total
Profit (loss) before income taxes	¥801	¥2,160	¥2,961
Income tax expense (benefit):
Current taxes	428	333	761
Deferred taxes	7	30	37
Total	¥435	¥363	¥798

The statutory income tax rate in Japan for the years ended June 30 2019, 2018 and 2017 was 34.1% and 34.1% and 34.3%, respectively. The foreign subsidiaries are subject to taxes based on income at rates ranging from 16.4% to 25.2%.

The Japanese statutory income tax rate for the years ended June 30, 2019, 2018 and 2017 differs from the average effective tax rate for the following reasons:

	For the year ended June 30,
	2019	2018	2017
Statutory income tax rate	34.1%	34.1%	34.3%
Effects of income and expense not taxable and deductible for tax purpose	(1.3)	(0.6)	(3.8)
Differences in applicable tax rates of subsidiaries	(3.2)	(5.5)	(7.0)
Adjustments for the changes in income tax laws	—	—	—
Changes in tax effects of undistributed profit of overseas subsidiaries	0.2	0.6	2.1
Other	1.4	0.1	1.4
Average effective tax rate	31.2%	28.7%	27.0%

(2)  Deferred Tax Assets and Deferred Tax Liabilities

The components by major factor in deferred tax assets and deferred tax liabilities as of June 30, 2019 and 2018 are as follows:

	For the year ended June 30, 2019
	Deferred tax assets (liabilities)
	June 30, 2018	Increase/ Decrease	June 30, 2019
Description
Deferred income tax assets due to temporary differences:
Inventories	¥21	¥7	¥28
Accrued expenses	17	21	38
Provisions	69	(18)	51
Property, plant and equipment	2	0	2
Retirement benefit liabilities	193	15	208
Others	1	2	3
Total	¥303	¥27	¥330
Deferred income tax liabilities due to temporary differences:
Property, plant and equipment	¥(44)	¥(5)	¥(49)
Intangible assets	(21)	(4)	(25)
Fair value of plan assets	—	—	—
Subsidiary retained earnings	(129)	(4)	(133)
Total	(194)	(13)	(207)
Net deferred tax assets (liabilities)	¥109	¥14.	¥123

	For the year ended June 30, 2018
	Deferred tax assets (liabilities)
	June 30, 2018	Increase/ Decrease	June 30, 2018
Description
Deferred income tax assets due to temporary differences:
Inventories	¥23	¥(2)	¥21
Accrued expenses	40	(23)	17
Provisions	58	11	69
Property, plant and equipment	2	0	2
Retirement benefit liabilities	201	(8)	193
Others	10	(9)	1
Total	¥334	¥(31)	¥303
Deferred income tax liabilities due to temporary differences:
Property, plant and equipment	¥(35)	¥(9)	¥(44)
Intangible assets	(16)	(5)	(21)
Fair value of plan assets	(1)	1	—
Subsidiary retained earnings	(116)	(13)	(129)
Total	(168)	(26)	(194)
Net deferred tax assets (liabilities)	¥166	¥(57)	¥109

The Group considers the probability that a portion of, or all the deductible temporary differences can be utilized against future taxable profits in the recognition of deferred tax assets. In assessing recoverability of deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable profit and tax planning strategies. Based upon the level of historical taxable profit and projections for future taxable profit over the periods for which the deferred tax assets are deductible, management believes it is probable that the Group will utilize the benefits of these deferred tax assets as of June 30, 2019 and 2018. Uncertainty of estimates of future taxable profit could increase due to changes in the economic environment surrounding the Group, effects by market conditions, effects of currency fluctuations or other factors.

23.  Earnings Per Share

Earnings per share attributable to shareholders of the Company for the years ended June 30, 2019, 2018 and 2017 are calculated based on the following information. There were no potentially dilutive common shares outstanding for the years ended June 30, 2019, 2018 and 2017.

	For the year ended June 30,
	2019	2018	2017
Profit for the year attributable to shareholders of the Company (millions of yen)	¥1,374	¥1,474	¥2,163
Weighted average number of common shares outstanding, basic (shares)	100,000	100,000	100,000
Basic earnings per share attributable to shareholders of the Company (yen)	¥13,742	¥14,745	¥21,635

24.  Financial Risk Management

(1)  Risk Management

The Company and its subsidiaries have manufacturing operations in Japan, Korea and China and sells products and components to these locations. In the course of these activities, the Company and its subsidiaries hold trade receivables arising from business activities, trade payables and financial liabilities, and are thus exposed to credit risk and liquidity risk associated with the holding of such financial instruments. The Group has no derivatives for hedging any risks.

These risks are evaluated by the Group through periodic monitoring.

(2)  Market Risk

The Group is exposed to the risk that the fair value or future cash flows of a financial instrument fluctuates because of changes in foreign currency exchange rates.

The Group has manufacturing operations throughout Asia and exports products and components to various countries. The Group purchases materials and components and sells its products and components in foreign currencies. Therefore, currency fluctuations may affect the Group’s profit and the value of the financial instruments it holds.

(Foreign currency sensitivity analysis)

For financial assets held by the Group and its subsidiaries as of June 30, 2019 and 2018, the impact to profit before income taxes on the consolidated statements of income would be as follows if the foreign currencies other than functional currency were to increase by 10%. Impact from translation of functional currencies denominated financial instruments, and assets, liabilities and income, expenses of foreign operations were not included. In addition, it was assumed that foreign currencies other than currencies used in this estimation were not changed.

	Yen (millions)
	June 30, 2019	June 30, 2018
Profit before income taxes	¥62	¥(47)

(3)  Credit Risk

The Company and its subsidiaries are exposed to the risk that one party to a financial instrument causes a financial loss for the other party by failing to discharge an obligation. The Company reduces the risk of financial assets in accordance with credit administration rules such as obtaining valuation reports of counter-parties from outside research institutions and historical collection records.

(Maximum exposure to credit risk)

The maximum value of the exposure to credit risk at the balance sheet date of the reporting period is the carrying value of the financial assets of the Company and its consolidated subsidiaries.

(Concentration of credit risk)

20.5% and 20.6% of trade and other receivables were for a specific major customer as of June 30, 2019 and 2018 respectively.

(4)  Liquidity Risk

One of subsidiaries raises funds by bank loans. The subsidiary is exposed to the liquidity risk that the subsidiary would not be able to repay liabilities on the due date due to the deterioration of the financing environment.

Exposure to liquidity risk is managed by maintaining sufficient capital resources, a sufficient level of liquidity and a sound balance sheet. The subsidiary meets its working capital targets primarily through cash generated by business operations and bank loans.

(Maturity analysis of financial liabilities)

Non-derivative financial liabilities by maturity as of June 30, 2019 and 2018 are as follows:

	Yen (millions)
As of June 30, 2019	Carrying Amount	Within 1 year	Between 1 and 5 years	Later than 5 years	Total contractual cash flows
Trade payables	¥2,198	¥2,198	¥—	¥—	¥2,198
Financial liabilities	9	9	—	—	9
Accrued expenses	87	87	—	—	87
Total	¥2,309	¥2,309	¥—	¥—	¥2,309

	Yen (millions)
As of June 30, 2018	Carrying Amount	Within 1 year	Between 1 and 5 years	Later than 5 years	Total contractual cash flows
Trade payables	¥2,069	¥2,069	¥—	¥—	¥2,069
Financial liabilities	497	508	0	—	508
Accrued expenses	86	86	—	—	86
Total	¥2,652	¥2,663	¥0	¥—	¥2,663

(5)  Fair Value

1)  Definition of Fair Value Hierarchy

The Group uses a three-level hierarchy when measuring fair value. The following is a description of the three hierarchy levels:

Level 1  Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access as of the measurement date

Level 2  Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly

Level 3  Unobservable inputs for the assets or liabilities

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest input that is significant to the fair value measurement in its entirety. The Company and its subsidiaries recognize the transfers between the levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. There was no transfer occurred as of June 30, 2019 or 2018.

2)  Method of Fair Value Measurement

The fair values of assets and liabilities are determined based on relevant market information and through the use of an appropriate valuation method.

The measurement methods and assumptions used in the measurement of assets and liabilities are as follows:

(Cash and cash equivalents)

The fair values approximate their carrying amounts due to their short-term maturities.

(Trade and other receivables and trade and other payables)

The fair values approximate their carrying amounts due to their short-term maturities.

(Financial assets and liabilities)

Fair value of financial assets was described in Note 8 and fair value of financial liabilities was described in Note 13.

25.  Commitments and Contingent Liabilities

(Non-cancellable lease commitments)

The Group is the lessee under several operating leases, primarily for factories and other facilities, and certain office equipment.

Future minimum lease payments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of June 30, 2019 and 2018 are as follows:

	Yen (millions)
	June 30, 2019	June 30, 2018
Within 1 year	¥131	¥118
Between 1 and 5 years	89	140
Later than 5 years	—	—
Total	¥220	¥258

Lease payments under operating leases recognized as expenses for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Lease payments under operating leases recognized as expenses	¥128	¥145	¥137

26.  Related Parties

(1)  Related Party Transactions

The Company and its subsidiaries mainly purchase materials, supplies and services from entities with joint control of the Company and other related parties, and sells finished goods, parts used in its products, and equipment to them in the ordinary course of business. Related party transactions are structured with similar terms and conditions for similar transactions made with other third parties in our normal course of business.

The balances of financial assets and liabilities as of June 30, 2019 are as follows:

	Yen (millions)
	Trade and other receivables	Guarantee deposits	Trade and other payables	Short-term loans payable	Allowance for doubtful accounts
ULVAC group:
ULVAC, Inc.	¥288	150	40	—	1
ULVAC (SHANGHAI) TRADING CO., LTD	150	—	5	—	—
ULVAC (SUZHOU) CO., LTD.	—	—	—	—	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	8		6	—	—
ULVAC KOREA CO., LTD.	87	—	6	—	0
UF TECH CO., LTD.	—	—	27	—	—
Others	0	—	1	—	—
Sub-total	533	150	85	—	1
Brooks Automation, Inc.	23	—	33	—	0
Total	¥556	150	118	—	1

The amounts of the transactions with related parties for the years ended June 30, 2019 are as follows:

	Yen (millions)
	Sales revenue	Purchase	Commission fee *1	Rent *2	Provision of allowance for doubtful accounts	Interest expense *3
ULVAC group:
ULVAC, Inc.	¥469	24	126	34	0	0
ULVAC (SHANGHAI) TRADING CO., LTD	774	—	—	—	—	—
ULVAC (SUZHOU) CO., LTD.	48	—	—	—	—	—
Ulvac Opto-electronics Thinfilm Technology (Shenzhen) Co., Ltd.	21	—	—	—	—	—
ULVAC KOREA CO., LTD.	1,709	13	—	—	(2)	—
UF TECH CO., LTD.	—	118	—	—	—	—
Others	4	5	—	—	—	—
Sub-total	3,025	160	126	34	(2)	0
Brooks Automation, Inc.	85	5	145	—	0	—
Total	¥3,110	165	271	34	(2)	0

*1   Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.

*2   Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.

*3   Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13 Financial Liabilities.

The balance of financial assets and liabilities as of June 30, 2018 are as follows:

	Yen (millions)
	Trade and other receivables	Guarantee deposits	Trade and other payables	Short-term loans payable	Allowance for doubtful accounts
ULVAC group:
ULVAC, Inc.	¥18	¥150	¥439	¥495	¥0
ULVAC (SHANGHAI) TRADING CO., LTD	225	—	0	—	—
ULVAC (SUZHOU) CO., LTD.	76	—	—	—	—
ULVAC KOREA CO., LTD.	836	—	19	—	2
UF TECH CO., LTD.	—	—	37	—	—
Others	4	—	2	—	—
Sub-total	1,159	150	497	495	2
Brooks Automation, Inc.	28	—	30	—	0
Total	¥1,187	¥150	¥527	¥495	¥2

The amounts of the transactions with related parties for the years ended June 30, 2018 are as follows:

	Yen (millions)
	Sales revenue	Purchase	Commission fee *1	Rent *2	Provision of allowance for doubtful accounts	Interest expense *3
ULVAC group:
ULVAC, Inc.	¥892	¥31	¥67	¥34	¥(8)	¥5
ULVAC (SHANGHAI) TRADING CO., LTD	750	—	—	—	—	—
ULVAC (SUZHOU) CO., LTD.	178	—	—	—	—	—
ULVAC KOREA CO., LTD.	2,740	45	—	—	(9)	—
UF TECH CO., LTD.	—	132	—	—	—	—
Others	15	11	—	—	—	—
Sub-total	4,575	219	67	34	(17)	5
Brooks Automation, Inc.	73	5	122	—	(0)	—
Total	¥4,648	¥224	¥189	¥34	¥(17)	¥5

*1   Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.

*2   Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.

*3   Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13 Financial Liabilities.

The balance of financial assets and liabilities as of June 30, 2017 are as follows:

	Yen (millions)
	Trade and other receivables	Guarantee deposits	Trade and other payables	Short-term loans payable	Allowance for doubtful accounts
ULVAC group:
ULVAC, Inc.	¥651	¥150	¥31	¥200	¥8
ULVAC (SHANGHAI) TRADING CO., LTD	88	—	6	—	—
ULVAC (SUZHOU) CO., LTD.	52	—	—	—	—
ULVAC. ORIENT (CHENGDU) CO., LTD.	48	—	—	—	—
ULVAC KOREA CO., LTD.	644	—	19	—	—
UF TECH CO., LTD.	—	—	22	—	12
Others	1	—	2	—	—
Sub-total	1,484	150	80	200	20
Brooks Automation, Inc.	12	—	24	—	0
Total	¥1,496	¥150	¥104	¥200	¥20

The amounts of the transactions with related parties for the years ended June 30, 2017 are as follows:

	Yen (millions)
	Sales revenue	Purchase	Commission fee *1	Rent *2	Provision of allowance for doubtful accounts	Interest expense *3
ULVAC group:
ULVAC, Inc.	¥1,323	¥15	¥93	¥33	¥7	¥2
ULVAC (SHANGHAI) TRADING CO., LTD	332	3	—	—	—	—
ULVAC (SUZHOU) CO., LTD.	78	—	—	—	—	—
ULVAC ORIENT (CHENGDU) CO., LTD	40	—	—	—	—	—
ULVAC KOREA CO., LTD.	5,184	3	27	—	(5)	—
UF TECH CO., LTD.	—	190	—	—	—	—
Others	12	7	—	—	—	—
Sub-total	6,969	218	120	33	1	2
Brooks Automation, Inc.	30	4	118	—	0	—
Total	¥6,999	¥222	¥238	¥33	¥1	¥2

*1   Commission fee is paid in accordance with contracts entered into among related parties and calculated based on sales volume of each fiscal year.

*2   Rent is paid in accordance with an office rent agreement between the Company and ULVAC, Inc.

*3   Interest expense occurs in accordance with loan agreements entered into between the Company and ULVAC, Inc. and details are described in Note13. Financial Liabilities.

(2)  Compensation to Key Management

Compensation paid and accrued to the directors and Audit & Supervisory Board Members of the Company for the years ended June 30, 2019, 2018 and 2017 are as follows:

	Yen (millions)
	For the year ended June 30,
	2019	2018	2017
Amounts paid:
Remuneration	¥92	¥64	¥63
Bonus	36	23	30
Total	¥128	¥87	¥93
Amounts accrued expenses:
Bonus	40	34	23
Retirement benefit	1	14	25
Total	¥41	¥48	¥47

Audit & Supervisory Board Members refer to an organization hired to audit the execution of duties by directors of the Company as prescribed by the Japanese Companies Act.

Outstanding balances of unsettled compensation to the directors and Audit & Supervisory Board Members of the Company as of June 30, 2019 and 2018 are as follows:

	Yen (millions)
	June 30, 2019	June 30, 2018
Accrual for directors and Audit & Supervisory Board Members’ bonuses	¥40	¥34
Accrual for directors and Audit & Supervisory Board Members’ retirement benefits	44	78
Total	¥84	¥112

(3) Consolidated Subsidiaries

Consolidated subsidiaries as of June 30, 2019 and 2018 are as follows:

Company	Country of Incorporation	Function	Percentage Ownership and Voting Interest
Ulvac Cryogenics Korea Incorporated	Korea	Manufactures, sales, and maintenance of cryopumps	100.0
Ulvac Cryogenics (Ningbo) Incorporated	China	Manufactures, sales, and maintenance of cryopumps	100.0

27.  Approval of Release of Consolidated Financial Statements

The release of the consolidated financial statements was approved by, President, Chief Executive Officer and Representative Director and Director and Chief Operating Officer for Business Management Operations on November 8, 2019.